Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN SIZZLIN

ANNOUNCES STRATEGIC ALLIANCE

ROANOKE, Va. (April 21, 2006)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), today announced a strategic alliance with Star Buffet, Inc. (NASDAQ: STRZ). Under this new structure four major initiatives will be pursued:

(1)           Initially, Star Buffet will convert two of its restaurants to the Western Sizzlin brand and become a franchisee of the Western Sizzlin Corp.

(2)           Star Buffet will test a newly developed Western Sizzlin prototype.

(3)           Star Buffet will seek to acquire specified Western Sizzlin franchise restaurants.

(4)           Star Buffet and Western Sizzlin will explore all facets of their operations to reduce expenditures and enhance operational efficacy.

Sardar Biglari, Chairman of the Board of Western Sizzlin, commented, “The head of Star Buffet, Bob Wheaton, is a prodigiously astute operator who has created a great company. Bob, like me, recognizes the power of the Western Sizzlin brand, which we think is strong and possesses terrific potential. It took me less than five minutes to embrace Bob’s vigorous ideas, and his efforts will help energize our company. Western Sizzlin plans to recommit on becoming a forceful franchisor. We look to work with people we like who demonstrate the sagacity to generate innovative ideas and seek positions in which we can be creative in forging mutually beneficial arrangements.”

Forward Looking Statement

Comments in this news release may include “forward-looking statements” within the meaning of the federal securities laws. These statements concerning anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements for actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

Contact:

Robyn B. Mabe, Chief Financial Officer

Western Sizzlin Corp.

(540) 345-3195